UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.___)

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Fauquier Bankshares, Inc
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Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186

April 13, 2018

Fellow Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Fauquier Bankshares, Inc. (the "Company"), the holding company for The Fauquier Bank (the "Bank"), to be held on May 15, 2018, at 9:30 a.m., Eastern Time, at the Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia.
The enclosed Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the Annual Meeting.  Directors and officers of the Company will be present at the Annual Meeting to respond to any questions that shareholders may have regarding the business to be transacted.  Detailed information relating to the Company's activities and operating performance is contained in our 2017 Form 10-K, which is also enclosed.
Your vote is important.  Whether or not you expect to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or mail as promptly as possible to ensure the presence of a quorum for the meeting.  For additional instructions on voting by telephone or the Internet, please refer to your proxy card or voting instruction form provided by your broker or other nominee.  To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card or voting instruction form and return it in the enclosed postage prepaid envelope.  If your shares are held in the name of a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a legal proxy from your broker or nominee to confirm your ownership of shares.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued interest and support.

Sincerely yours,

/s/ John B. Adams, Jr.
John B. Adams, Jr.
Chairman
Fauquier Bankshares, Inc.

Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia  20186
(540) 347-2700
_________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, May 15, 2018
__________________________________________________
Warrenton, Virginia
April 13, 2018

To the Shareholders of Fauquier Bankshares, Inc.:

NOTICE is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Fauquier Bankshares, Inc. (the "Company") will be held at the Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia, on Tuesday, May 15, 2018 at 9:30 a.m., Eastern Time, for the following purposes:

1.	To elect three Class I directors to serve until the 2021 Annual Meeting of Shareholders of the Company or until their successors are duly elected and qualify.

2.	To hold an advisory (non-binding) vote on executive compensation of the Company's named executive officers as disclosed in the accompanying proxy statement.

3.	To ratify the selection of Brown, Edwards & Company, L.L.P. as the Company's independent registered public accounting firm to audit the books of the Company and its subsidiary for the current year.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 9, 2018 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented at the meeting.  Whether or not you expect to be present in person, please submit your proxy by telephone, the Internet or mail as promptly as possible.  For additional instructions on voting by telephone or the Internet, please refer to your proxy card or voting instruction form provided to you by your broker or other nominee.  If you wish to vote by mail, a return envelope is enclosed for your convenience that requires no postage if mailed within the United States.  If you are present at the meeting, you may, if you wish, withdraw your proxy and vote your shares personally.  Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by providing written notice to the Secretary of the Company.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee.  Your name does not appear on the register of shareholders and in order to be admitted to the meeting, you must bring a legal proxy showing that you are the beneficial owner of the shares.  Unless you have obtained a legal proxy from your broker or nominee, you will not be entitled to vote your shares at the meeting and should instruct your broker or nominee how to vote on your behalf.

Fauquier Bankshares, Inc.

/s/ Edna T. Brannan, Secretary
By Order of the Board of Directors
Edna T. Brannan, Secretary

Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia  20186
(540) 347-2700
PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fauquier Bankshares, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia, on Tuesday, May 15, 2018 at 9:30 a.m., Eastern Time, and at any adjournments thereof.

The Company began mailing this proxy statement and the form of proxy solicited hereby to its shareholders on or about April 13, 2018.

VOTING SECURITIES
As of March 9, 2018, the record date fixed for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 3,773,971 outstanding shares of common stock, which is the only outstanding class of stock of the Company.  Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.  Shares of stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as instructed.  If no instructions are indicated on a signed proxy card or over the telephone or Internet, the shares will be voted "FOR" the election of each of the nominees for director named in this proxy statement, "FOR" the approval of the executive compensation of the Company's named executive officers as disclosed in this proxy statement, and "FOR" the ratification of the selection of Brown, Edwards & Company, L.L.P. as the Company's independent registered public accounting firm for 2018.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

As to the election of directors, the proxy provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board of Directors or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed.  Under Virginia law, if a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors.  Approval of any other matter requires that the matter receive more votes "FOR" than votes "AGAINST" the matter, with a quorum present.

Shares for which a holder has elected to abstain or to withhold the proxies' authority to vote will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matters.

Brokers and nominees who have record ownership of shares that are held in "street name" for account holders are not permitted to exercise voting discretion with respect to the election of directors.  Under New York Stock Exchange ("NYSE") rules, brokers do not have the discretion to vote on the election of directors because a director election, even if uncontested, is not considered a "routine" matter.  The proposal on approving the executive compensation of the Company's named executive officers is also considered a "non-routine" matter under NYSE rules. If you do not give your broker specific instructions on these matters, your shares will be treated as "broker non-votes" and will not be voted on the election of directors and the proposal relating to executive compensation. Without instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters, such as ratification of the Company's independent registered public accounting firm. As a result, if your broker or nominee votes on the ratification of the Company's independent registered public accounting firm, those shares will be counted for quorum purposes.

SOLICITATION AND VOTING OF PROXIES

If you are a shareholder of record, any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by submitting to the Secretary of the Company a written notice of revocation or granting a new proxy bearing a later date, or by attending the Annual Meeting and voting in person.  If you hold shares in "street name", you may change your vote at any time prior to the taking of the vote at the Annual Meeting by submitting new voting instructions to your broker or other nominee by following the instructions they provided or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person using a valid legal proxy.  Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.

The cost of this proxy solicitation will be borne by the Company.  The Company will pay the costs of its effort in soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited without extra compensation, by the Company's directors, officers and employees by mail, electronic mail, telephone, fax or personal interviews.

PROPOSAL ONE:  ELECTION OF THREE CLASS I DIRECTORS

The Company's articles of incorporation provide that the Board of Directors of the Company is classified into three classes (I, II and III), with one class being elected every year for a term of three years.  In addition, under Virginia law, a director appointed to the Board of Directors in between meetings of the shareholders must stand for election at the next annual meeting of shareholders.  The Board of Directors currently consists of ten directors.
John B. Adams, Jr., Randolph D. Frostick and Jay B. Keyser, each of whom currently serves as a Class I director, are proposed for election as Class I directors.  If elected, these individuals shall hold office until the 2021 Annual Meeting or until their successors shall have been elected and qualify.

Certain information is set forth below concerning the Board's nominees for election at the 2018 Annual Meeting, as well as the other current directors who will continue in office until the 2019 and 2020 Annual Meetings, respectively.

Nominees for Election at the 2018 Annual Meeting

Class I Directors (For a Term Expiring in 2021)

John B. Adams, Jr., 73, has been a director of the Company since 2003 and a director of the Bank since 2002.  He was elected Vice Chairman of the Bank in January 2004 and Chairman of the Company in January 2010.  Mr. Adams was President and Chief Executive Officer of A. Smith Bowman Distillery from 1989 through October 2003.  Mr. Adams serves as President and Chief Executive Officer of Bowman Companies, Inc., primarily a family real estate holding company, and is a director of Universal Corporation, a publicly traded company headquartered in Richmond, Virginia, where he also serves on the financial and audit committees. Mr. Adams served as chairman of The National Theatre in Washington, D.C. for 25 years and has served on the foundation boards of several higher education institutions. As a result of his various leadership roles, Mr. Adams brings to the Board valuable insight and business acumen, along with significant business expertise.

Randolph D. Frostick, 61, has been a director of the Company and the Bank since 2009.  He is President and a shareholder of Vanderpool, Frostick and Nishanian, P.C., a law firm located in Manassas, Virginia, which focuses primarily on civil litigation, business, employment, real estate transactions, financing, land use and development.  Mr. Frostick joined the firm in 1987.  In addition to practicing law, Mr. Frostick is actively involved in real estate development and commercial leasing in Manassas, Virginia.  Mr. Frostick brings to the Board insightful knowledge of our market base, and valuable business expertise.

Jay B. Keyser, 61, has been a director of the Company and the Bank since 2009. Since January 1, 2015, he has served as the Chief Executive of the William A. Hazel Family Office.  He is also the manager of various real estate ventures and trustee of multiple trusts relating to the Hazel family.  He currently serves on the board and was the Chief Executive Officer of William A. Hazel, Inc., a site construction company headquartered in Chantilly, Virginia, from June 1, 2008 to December 31, 2014.   Mr. Keyser had served for 25 years in various capacities, including Chief Financial Officer, of this construction entity.  He has served as board trustee for Highland School, located in Warrenton, Virginia.   He received his CPA certification in 1982 and is a member of the American Institute of Certified Public Accountants and the Virginia Society of CPAs. Mr. Keyser brings vast business and financial management knowledge and experience to the Board.

Directors Whose Terms Do Not Expire This Year

Class II Directors (Term Expires in 2019)

Brian S. Montgomery, 65, has been a director of the Company and the Bank since 1990.  Mr. Montgomery has been owner and President of Warrenton Foreign Car, Inc. located in Warrenton, Virginia, since 1972 and is the owner and manager of various commercial real estate properties located in Warrenton, Virginia. Mr. Montgomery brings extensive knowledge of the financial services industry to the Board, with a specialty in insurance through his tenure on the board of Loudoun Mutual Insurance Company, where he has been a director since 1999.
P. Kurtis Rodgers, 50, has been a director of the Company and the Bank since 2007.  Mr. Rodgers is President and Chief Executive Officer of S.W. Rodgers Co., Inc., a heavy highway site contractor headquartered in Gainesville, Virginia that operates throughout Virginia. Prior to his appointment as President in 1998, Mr. Rodgers served in multiple capacities within S.W. Rodgers since its establishment in 1980.  He is the Past President of the Heavy Construction Contractors Association (a Virginia association) and has served on advisory panels for the James Madison University College of Business and the George Mason University Prince William Campus. Mr. Rodgers brings valuable business management expertise and knowledge to the Board.

Sterling T. Strange, III, 57, has been a director of the Company and the Bank since 2007. Mr. Strange is President and Chief Executive Officer of The Solution Design Group, Inc., an information technology software firm to the public sector and higher education industries, located in Warrenton, Virginia and Orlando, Florida. Prior to founding The Solution Design Group in 2004, Mr. Strange was President and founder of Decision Support Technologies, Inc., a transportation software company that provided solutions and services to over 100 airports and seaports worldwide. Mr. Strange has served in senior management positions in both private and public companies for over 25 years. He provides valuable entrepreneurial experience and financial management expertise to the Board.

Marc J. Bogan, 51, has been a director of the Company and the Bank since February 2016.  He has served as President of the Company and the Bank since February 18, 2016 and became Chief Executive Officer of the Company and the Bank effective March 31, 2016.  Mr. Bogan has over 28 years of experience in the financial services industry.  He served as President and Chief Operating Officer of New Dominion Bank in Charlotte, North Carolina, from June 2011 until February 2016, when he joined the Company. Mr. Bogan was Executive Vice President, Chief Operating Officer and Chief Retail Officer for Ameris Bank, a four-state community bank based in Georgia, from 2008 to 2011, and was Coastal Regional Executive – Eastern South Carolina for Ameris Bank from 2006 to 2008. Prior to joining Ameris Bank in 2006, Mr. Bogan held several senior management positions with Bank of America and South Carolina Bank and Trust. Mr. Bogan brings to the Board, significant management experience in diverse areas such as retail and commercial banking, private wealth management, information technology, operations, treasury services and mortgage banking.

Class III Directors (Term Expires in 2020)

Kevin T. Carter, 52, has been a director of the Company and the Bank since November 2016. Mr. Carter has served as the President of Guests, Inc., a full service hotel management company headquartered in Strasburg, Virginia, since October 2016. He has over 36 years of experience in the hospitality industry, holding positions such as  director, corporate director, resident manager, general manager, independent consultant and, most recently, Managing Director for the Airlie Foundation from November 2000 to October 2016.  Mr. Carter served on the management teams of some of the country's most notable properties including the U.S. Grant Hotel, Intercontinental Hotel San Diego, Club Corporation of America, Rancho Valencia Resort, Kiawah Island Resort, Bald Head Island Resort and The Founders Inn.  He is currently a member of the Town Council of Warrenton, Virginia. Mr. Carter has been a member of the Board of Directors of the Fauquier County Chamber of Commerce, The Fauquier Hospital and Health System and the PATH Foundation. In addition, he has served as the President of the Warrenton Rotary Club and Senior Warden and School Board Treasurer for the St. James Episcopal Church in Warrenton, Virginia. Through his personal community involvement in the Town of Warrenton and Fauquier County, and his professional experience, Mr. Carter provides the Board with significant knowledge of our market base and financial management skills.

Donna D. Flory, 57, has been a director of the Company and the Bank since 2015.  Ms. Flory has been the Vice President of the Flory Small Business Development Center, Inc., located in Manassas, Virginia, since 1992 and is responsible for financial operations, human resources and general operations. The Flory Center is a nonprofit organization that assists small businesses and start-up entrepreneurs to access capital, develop business and marketing plans, and is a resource partner with the U.S. Small Business Administration. Ms. Flory also has significant experience in hospitality management.  Ms. Flory serves her community through leadership roles in the American Red Cross, Rotary International, March of Dimes and Bugles Across America. She is a Past President of Habitat for Humanity of Prince William County, and the cities of Manassas and Manassas Park.  Through her business and community involvement, Ms. Flory brings to the Board, a diverse range of professional skills and relationships.

Randolph T. Minter, 58, has been a director of the Company and the Bank since 1996.  Mr. Minter has been President and owner of Moser Funeral Home, Inc. since 1986, having worked prior to that time in various positions at the funeral home since 1980.  He also has owned and operated Bright View Cemetery, Inc. in Fauquier County, Virginia since 1990. Through his involvement and leadership positions with a variety of business and community organizations, Mr. Minter brings to the Board a vast knowledge of our community market base, and its business related issues.

The Board recommends that the shareholders vote FOR the above nominees as directors.  The proxy holders will cast votes as instructed pursuant to the proxies submitted, unless otherwise instructed, FOR the election of the Class I nominees. The Board of Directors has no reason to believe that any of the above nominees will be unable to serve as a director.  Each of the nominees has consented to be named in the proxy statement and to serve if elected.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence.  A majority of the directors are "independent directors" as defined by the listing standards of the Nasdaq Stock Market LLC ("Nasdaq"), and the Board of Directors has determined that these independent directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.  The independent directors are Messrs. Adams, Carter, Frostick, Keyser, Minter, Montgomery, Rodgers, Strange and Ms. Flory. In determining the independence of the directors, the Board considered the following relationship that Mr.  Frostick has with the Company outside of his director position: Vanderpool, Frostick and Nishanian, P.C., a law firm of which Mr. Frostick is a partner and shareholder, has been engaged by the Bank for legal services. During 2017, the firm was paid $29,068 for its services. After considering this relationship, the Board concluded that Mr. Frostick is independent.

Board Leadership. The Board of Directors is committed to maintaining an independent Board, and for many years a majority of our Board has been comprised of independent directors. Generally, it has been the Company's practice to separate the duties of Chairman and Chief Executive Officer.  In keeping with good corporate governance practices, at this time the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Meetings and Attendance. During the year ended December 31, 2017, the Board of Directors held 12 meetings. Each director attended at least 75% of the aggregate of: (i) the number of Board meetings held during the period in which he or she has been a director and (ii) the number of meetings of all committees on which he or she served.
The Company has not adopted a formal policy on Board members' attendance at our annual meetings of shareholders, although all Board members are encouraged to attend.  All of the current Board members attended our 2017 Annual Meeting of Shareholders.
Communications with the Board of Directors.  Any shareholder who wishes to contact the Board of Directors or any of its members may do so by writing to Fauquier Bankshares, Inc., Board of Directors, c/o Secretary, 10 Courthouse Square, Warrenton, Virginia 20186.  The Secretary of the Company will promptly forward all such communications to the specified addressees.  Communications may also be directed to the Board of Directors through our website: www.tfb.bank under "Contact Us."  Emails sent through our website clearly addressed to the Board of Directors or to a specific director will be forwarded by our webmaster as indicated.

Audit Committee.  The Board has an Audit Committee, composed entirely of directors who satisfy the independence and financial literacy requirements for audit committee members under the Nasdaq listing standards and applicable Securities and Exchange Commission ("SEC") regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual's financial sophistication.  The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company's independent registered public accounting firm.  The Audit Committee held eight official meetings and several informal discussions in 2017 (Please see "Audit Committee Report").  The current members of the Audit Committee are Messrs. Adams, Keyser, Rodgers and Strange. The Board of Directors has determined that Messrs. Keyser and Strange qualify as the audit committee financial experts as defined by SEC regulations and has designated them as the Company's Audit Committee Financial Experts. The Audit Committee operates pursuant to a written charter, which is posted on the Bank's website: www.tfb.bank under "Investor Relations – Corporate Governance."  The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.
Board Governance Committee.  The responsibilities of the Board Governance Committee include the evaluation of the Board's structure, personnel and processes; and the maintaining of a current and viable set of corporate governance principles applicable to the Company.  The committee is composed of a majority of directors who satisfy the independence requirements under the Nasdaq listing standards.  The members of the Board Governance Committee are Messrs. Adams, Bogan, Carter, Frostick and Strange.  The committee held four official meetings in 2017 and several informal discussions. The committee operates pursuant to a written charter, which is posted on the Bank's website: www.tfb.bank under "Investor Relations – Corporate Governance."  The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

Compensation and Benefits Committee.  The Board has a Compensation and Benefits Committee, whose function is to aid the full Board of Directors of the Company in meeting its overall responsibilities with regard to the oversight and determination of executive compensation.  The committee, composed entirely of directors who satisfy the independence requirements for compensation committee members under the Nasdaq listing standards, held four official meetings and several informal discussions in 2017.  The current members of the Company's Compensation and Benefits Committee are Messrs. Adams, Carter, Minter, Montgomery and Rodgers. These same directors serve as the Bank's Compensation and Benefits Committee, whose function is to aid the Board of Directors of the Bank in meeting its overall responsibilities with regard to the oversight and determination of executive compensation.  The Bank's Compensation and Benefits Committee held four official meetings and several informal discussions during 2017. The Compensation and Benefits Committees operate pursuant to written charters, which are posted on the Bank's website: www.tfb.bank under "Investor Relations – Corporate Governance."  The committees review and reassess the charters annually and recommend any changes to the Board for approval.
Enterprise Risk Management Committee.  The responsibilities of the Enterprise Risk Management Committee are to assist the Board of Directors in its oversight of the Company's management of financial, operational, information technology (to include cyber risk), credit, market, capital, liquidity, reputation, strategic, legal, compliance and other risks; and to oversee the Company's enterprise risk management framework. The committee is composed entirely of directors who satisfy the independence and financial literacy requirements under the Nasdaq listing standards and applicable SEC regulations. The Enterprise Risk Management Committee held four official meetings and several informal discussions in 2017.  Current members of the committee are Messrs. Adams, Carter, Frostick, Keyser and Strange and Ms. Flory. The Enterprise Risk Management Committee operates pursuant to a written charter, which is posted on the Bank's website: www.tfb.bank under "Investor Relations – Corporate Governance."  The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.
Nominating Committee. The responsibilities of the Nominating Committee include the identification and evaluation of potential director candidates and making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The committee is composed entirely of directors who satisfy the independence requirements for nominating committee members under the Nasdaq listing standards.  The members of the Nominating Committee are Messrs. Adams and Minter and Ms. Flory. The committee held two official meetings in 2017 and several informal discussions. The committee operates pursuant to a written charter, which is posted on the Bank's website: www.tfb.bank under "Investor Relations – Corporate Governance."  The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

The Nominating Committee considers diversity in board composition and qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  The committee generally reviews a potential candidate's background, experience and abilities, the contributions the individual could be expected to make to the collective functioning of the Board and the needs of the Board at the time.  The Board has adopted Corporate Governance Guidelines for the Company, which outline certain specific criteria that the Board seeks to attract, which include (i) a commitment to the Company's purpose; (ii) informed, mature and practical judgment developed as a result of management or policy-making experience; (iii) business acumen, with an appreciation of the major issues facing a company of comparable size and sophistication; (iv) financial literacy in reading and understanding key performance reports; (v) integrity and an absence of conflicts of interest; (vi) visionary thinking and strategic planning expertise; (vii) ability to influence others; (viii) strong organizational and self-management skills; (ix) being independent according to Nasdaq listing standards and SEC rules; (x) having sufficient time to prepare and meet Board commitments; (xi) works or resides in the Bank's market area, thereby bringing current and relevant demographic knowledge to the Board; and (xii) meeting age limit requirements.

The Nominating Committee will consider candidates for directors proposed by shareholders.  The committee will accept written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate's qualifications to serve as a director.   All such shareholder recommendations should be submitted to the attention of the Chairman, Nominating Committee, Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia  20186, and must be received no later than November 15, 2018 in order to be considered for the next annual election of directors.  Any candidates submitted by a shareholder are reviewed and considered in the same manner as all other candidates.  The current nominees for Class I members of the Board of Directors were approved on the recommendation of the Nominating Committee.

In addition, in accordance with the bylaws of the Company, any shareholder entitled to vote in the election of directors generally may directly nominate one or more persons for election as directors at an Annual Meeting if the shareholder gives written notice of his or her intent to make such nomination.  In accordance with the Company's bylaws, a shareholder nomination must include (i) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (ii) a representation that the shareholder is an owner of common stock of the Company, entitled to vote, and intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual(s) specified in the notice, (iii) a description of all arrangements, understandings or relationships between the shareholder and each nominee for director pursuant to which the nomination(s) are made by the shareholder, (iv) such other information regarding such nominee proposed by the shareholder as required in the proxy rules of the SEC including the amount and nature of each nominee's beneficial ownership, age and principal occupation for the past five years, and (v) the written consent of each nominee to serve as a director of the Company if so elected. All such nominations for the 2019 Annual Meeting must be in proper written form and received by the Secretary of the Company by December 14, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), executive officers, directors and beneficial owners of more than 10% of the Company's common stock are required to file reports on Forms 3, 4 and 5 with the SEC to report their beneficial ownership of the Company's common stock as well as certain changes in such beneficial ownership.  Based solely upon the Company's review of such reports and written representations that no other reports were required, the Company believes that no executive officer, director or more than 10% beneficial owner failed to file required reports on Forms 3, 4 or 5 on a timely basis with respect to the fiscal year ended December 31, 2017 other than: Donna D. Flory, who filed one Form 4 late with respect to the open market acquisition of shares in two transactions, and Eric P. Graap, retired director and Executive Vice President and Chief Financial Officer of the Company, who filed one Form 4 late with respect to the open market disposition of shares in one transaction.

DIRECTOR COMPENSATION

Retainer and Meeting Fees.  Non-employee directors of the Bank received an annual retainer of $3,000 for Bank board service during 2017. Non-employee directors of the Company received an annual retainer of $5,000 for Company board service during 2017. The Chairman received a retainer from the Company of $27,500 during 2017, but did not receive a retainer from the Bank. Annual retainers are pro-rated at one half for any director who does not serve after the annual meeting of shareholders. For 2017, all Board meetings were joint meetings of the Bank and the Company, and the fee paid to non-employee directors was $800 per meeting. Non-employee directors of the Bank and of the Company received committee fees of $300 for each committee meeting attended, except that Committee Chairmen for the Audit, Board Governance, Compensation and Benefits, Enterprise Risk Management and Nominating Committees received $400 for each committee meeting they chaired. The Chairman receives a committee fee only if he chairs the committee.

Equity Compensation.  During 2017, the Company granted restricted stock to non-employee directors under the Fauquier Bankshares, Inc. Stock Incentive Plan (the "Stock Incentive Plan"), which was approved by shareholders at the 2009 Annual Meeting.  The number of shares of restricted stock granted to each director was calculated by dividing $10,000 by the closing price of the Company's common stock on the day prior to the day the Compensation and Benefits Committee made the grant determination.

The Compensation and Benefits Committee believes that granting restricted stock as part of director compensation better aligns the directors' and shareholders' long term interest in the Company in a way that cannot be accomplished through cash compensation, and increases director ownership of Company shares in an appropriate manner.  On February 16, 2017, 571 shares of restricted stock were awarded to each non-employee director continuing in office after the 2017 Annual Meeting.  The shares automatically vested on such date but are subject to transferability restrictions that lapse on the third anniversary of the grant date. See "Executive Compensation-Stock Incentive Plan" for more information on the plan.

The following table provides compensation information for the year ended December 31, 2017 for each non-employee director.

Director Compensation

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
John B. Adams, Jr.	35,800	9,993	—	—	—	—	45,793
Kevin T. Carter	20,100	9,993	—	—	—	—	30,093
Donna D. Flory	23,000	9,993	—	—	—	—	32,993
Randolph D. Frostick	25,500	9,993	—	—	—	—	35,493
Jay B. Keyser	26,900	9,993	—	—	—	—	36,893
Randolph T. Minter	27,200	9,993	—	—	—	—	37,193
Brian S. Montgomery	27,500	9,993	—	—	—	—	37,493
P. Kurtis Rodgers	26,400	9,993	—	—	—	—	36,393
Sterling T. Strange	23,300	9,993	—	—	—	—	33,293

(1)
Marc J. Bogan, the Company's President and Chief Executive Officer during 2017, is not included in this table as he is an executive of the Company and thus received no compensation for his services as director.  The compensation received by Mr. Bogan as an executive of the Company is shown in the Summary Compensation Table in the "Executive Compensation" section.

(2)	Because each Company director also serves on the Bank's board of directors, the amounts reported in this table reflect compensation for board service paid by the Company and the Bank.
(3)
Reflects the grant date fair value of the restricted stock award granted to each non-employee director on February 16, 2017 under the Stock Incentive Plan calculated in accordance with FASB ASC Topic 718 – "Compensation-Stock Compensation" and is based on the closing price of the Company's common stock on the date prior to the grant.  The assumptions made in the valuation of the restricted stock awards are set forth in Note 12, Stock Based Compensation, in the Company's audited financial statements for the fiscal year ended December 31, 2017 included in the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2018.

EXECUTIVE OFFICER OF THE COMPANY WHO IS NOT A DIRECTOR

The following provides information on the only executive officer of the Company at December 31, 2017 who is not a director:

Christine E. Headly, 62, has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since September 2, 2016.  Ms. Headly was Senior Vice President and Controller of the Bank from May 2013 until September 2016, and previously served as a Vice President and Controller beginning in 2007 through May 2013. Ms. Headly joined the Bank in 1999.

EXECUTIVE COMPENSATION
Compensation Philosophy.  The Company strives to be an organization where work is satisfying to our staff and where knowledgeable and skillful associates can work in a challenging and rewarding atmosphere.  Achievement of these goals is critical to the Company's ability to provide quality products and services to its clients, as well as a reasonable return to its shareholders.  The Company considers compensation an integral part of this strategy.  The compensation system must support the achievement of these goals by making a significant contribution to the achievement of strategy and objectives at an acceptable level of compensation and ongoing development of the organization and its human resources.

The Company's compensation system is designed to result in the achievement of the Company's objectives.  To this end, the compensation system is designed to: (i) attract employees whose qualifications clearly meet or exceed the minimum education, experience and skills specified for each job; (ii) attract individuals who are willing to be held accountable for results; (iii) retain those who achieve the high level of results expected; (iv) motivate employees to seek additional accountability, make and communicate well-informed business decisions, and achieve greater than expected results; and (v) differentiate employees between those who perform and those who do not want to be accountable or fail to achieve results.

Overview of Compensation Program.  The Company's Compensation and Benefits Committee (the "Committee") approves the Company's compensation philosophy, strategy and policy.  Although executive compensation is primarily paid by the Bank, the Committee develops Company goals and objectives relevant to the compensation of the Chief Executive Officer, Chief Financial Officer and, in 2017, the former Chief Operating Officer, including developing annual and long term performance objectives for the Chief Executive Officer, Chief Financial Officer and the former Chief Operating Officer for joint approval by the independent members of the Boards of the Company and the Bank.  The Company's former Chief Operating Officer, T. Michael York, served in such position from June 2016 until his resignation effective August 18, 2017.

The Company's Chief Executive Officer, Chief Financial Officer and former Chief Operating Officer are referred to throughout this discussion as the "named executive officers" or "NEOs."

With the assistance of the independent members of the Company and Bank Boards, the Committee evaluates the performance of the NEOs and sets their annual compensation, including annual salary, cash and equity incentive awards, and other direct or indirect benefits.  The Committee also annually approves compensation structures, job values, compensation budgets and distribution guidelines of the Bank with the Bank's Board of Directors' approval.  In addition to the Chief Executive Officer, the Human Resources Director periodically attends Committee meetings and make presentations to the Committee on compensation and benefits matters.   The Committee meets in executive session, without the Chief Executive Officer, when discussing his compensation.

Finally, the Committee is responsible for reviewing the competitiveness of the Company's executive compensation programs to ensure (i) the attraction and retention of senior management; (ii) the motivation of senior management to achieve the Company's business objectives; and (iii) the alignment of the interests of key leadership with the long term interests of the Company's shareholders.

Establishing Executive Compensation.  The Company compensates our NEOs, and other members of senior management, through a mix of base salary, cash and equity incentive compensation, and perquisites and benefits designed to be competitive with our peer financial institutions.  Cash and equity incentive awards to senior management are made pursuant to our Management Incentive Plan and Stock Incentive Plan (together, the "Incentive Plans"), which are designed to reward company-wide performance through tying awards to selected performance goals.  We want to provide our NEOs with a level of assured cash compensation in the form of base salary as well as cash and equity opportunities in the form of incentive compensation that will help recruit, retain and reward competent and effective executive talent, and at the same time align senior management's interests with the long term interests of our shareholders.

The compensation planning process consists of annually establishing an overall executive compensation package and then allocating that compensation among base salary, cash and equity incentives under the Incentive Plans.  In order to recruit and retain top executive talent whom we expect to provide performance that will create and sustain long term value for our shareholders, we intentionally pay overall compensation that we believe is competitive with our peer group.  Our base salaries are comparable with the base salaries paid by most of our peer group for comparable positions.  We generally offer higher compensation components in the form of cash and equity incentive compensation under our Incentive Plans, and incentive compensation comprises a large portion of our total compensation.  To assist the Committee in reviewing and establishing executive compensation, the Committee has identified a peer group consisting of publicly traded banks, similar in asset size compared to the Company, and predominantly located in the greater Washington, D.C./Virginia markets.

Decisions regarding the base salaries for the NEOs are generally made at the Committee's first meeting following the availability of the Company's financial results for the prior year.  In addition to referring to proposed pay ranges, the Committee uses the prior year's financial results to evaluate each NEO's performance against such officer's individual performance plan for the prior year.  Generally at this meeting, the Committee also determines the extent to which the cash and equity incentive awards under the Incentive Plans for the prior year were earned by measuring actual outcomes against the pre-determined performance goals.  The performance goals are made as early as practicable in the year in order to maximize the time period for the incentives associated with the awards to be achieved. The Committee's schedule is determined several months in advance, and the proximity of the granting of any equity awards to announcements of earnings or other market events is coincidental.  The Committee seeks the Chief Executive Officer's input regarding the performance evaluation and compensation recommendations for the Company's other NEOs, although the Committee makes the final decision.

Base Salaries.  Based on the evaluation of each NEO's performance against such officer's individual performance plan and a review of the Company's overall performance in 2016, the Committee recommended, and the independent members of the Board approved, no changes to the salaries for the Chief Executive Officer, Chief Financial Officer and former Chief Operating Officer for 2017.  For 2018, the Committee recommended, and the independent members of the Board approved, a base salary for the Chief Executive Officer of $318,797 and a base salary for the Chief Financial Officer of $176,831.

Management Incentive Plan.  Our practice is to award incentive compensation based on satisfactory completion of pre-determined Company performance objectives. Cash incentive awards to senior management are made pursuant to our Management Incentive Plan, which is designed to reward the achievement of company-wide performance through the tying of awards to selected performance measures.  The Committee approves the performance goals and award payouts and has the discretion to increase or decrease cash awards earned under the Management Incentive Plan.

The Committee reviewed the Company's strategic objectives for 2017 and chose award factors relative to meeting certain primary objectives.  The NEOs' performance goal objectives were based on the following measures of the Company's 2017 performance:  net income, efficiency ratio, non-interest and fee income, loan growth, deposit growth, non-performing assets, and CAMELS rating.  Performance criteria, which the Company considers confidential strategic information, is not publicly disclosed for competitive reasons.  The performance goals were scaled so that a recipient could receive part of an award in the event that a portion of the targeted goals were achieved.  Based on the results of the predetermined goals, only a portion of the full opportunity was awarded.

The 2017 annual award opportunity for the Chief Executive Officer was 40% of base salary and was 30% of base salary for the Chief Financial Officer and former Chief Operating Officer.  For our Chief Executive Officer and Chief Financial Officer, cash incentive compensation earned totaled $123,588 and $46,960, respectively, for 2017.

Stock Incentive Plan.  The Company believes that ownership of Company common stock will motivate the efforts of those persons upon whose judgment, interest and efforts the Company is and will be largely dependent for the successful conduct of its business, and will better align their interests with the interests of the Company's shareholders.  The Stock Incentive Plan was adopted by the Board of Directors of the Company on March 19, 2009 and approved by the shareholders on May 19, 2009 at the Company's 2009 Annual Meeting.

The Stock Incentive Plan provides for the granting of restricted stock awards and stock options in the form of incentive stock options and non-statutory stock options, and other stock-based awards to employees and directors of the Company on a periodic basis.  The plan makes available up to 350,000 shares for issuance to participants under the plan.  No more than 200,000 shares may be issued in connection with any type of award other than stock appreciation rights or incentive stock options.

The Stock Incentive Plan is administered by the Committee.  Under the Stock Incentive Plan, the Committee determines which employees will be granted options, restricted stock awards, or other stock-based awards, whether such options will be incentive or non-statutory options, the number of shares subject to each option or award, whether such options may be exercised by delivering other shares of common stock, and when such options or awards vest.

We have granted equity awards under the Stock Incentive Plan. The Committee believes that grants of restricted stock are generally more effective than stock options at aligning the interests of the executives with those of the Company's shareholders.  The overall award opportunity is defined as a percentage of base salary, then divided equally between time vested restricted stock shares and performance vested restricted stock units.  Time vested shares vest according to a three-year cliff, becoming fully vested after three full years of continued employment.  The performance vested awards are in the form of restricted stock units and will be earned at the end of the three-year performance period depending on the average of the Company's past three years actual return on average equity performance relative to the defined SNL National Peer Group's average of the three-year period.  Each performance award agreement allows the award to be issued in stock at 50% of the value of the award, and in cash at 50% of the value of the award to allow for applicable withholding taxes due by the participants.  The shares relating to the performance vested restricted stock units awarded in 2017 will be provided to the NEOs based on the performance requirements at December 31, 2019.

The 2017 annual target award opportunity for the Chief Executive Officer was 35% of base salary and was 25% of base salary for the Chief Financial Officer and former Chief Operating Officer. For our Chief Executive Officer, Chief Financial Officer and former Chief Operating Officer, the value of time vested restricted stock grants totaled $54,250, $20,000 and $28,125, respectively, for 2017.  For our Chief Executive Officer, Chief Financial Officer and former Chief Operating Officer, the value of performance vested restricted stock units totaled $54,250, $20,000 and $28,125, respectively, for 2017. The grants of time vested restricted stock and performance vested restricted stock units were made on February 16, 2017 under the Stock Incentive Plan.

401(k) Savings Plan. To encourage saving for retirement and as a retention tool, the Bank maintains a defined contribution 401(k) savings plan (the "401(k) Savings Plan"), covering employees on the first day of hire who are at least 18 years of age. Under the plan, participants may contribute an amount up to the Internal Revenue Service maximum amount of their covered compensation for the year.  Eligible participants receive a 3% employer contribution that is 100% vested.  In addition, eligible participants receive a 100% match on the first 6% of compensation deferred.

Supplemental Executive Retirement Plan.  In 2005, the Company adopted a Supplemental Executive Retirement Plan for executives (the "Executive SERP"), which is a supplemental benefit plan designed to ensure that participants will have, upon retirement from the Company or its subsidiaries, retirement benefits targeted at 70% (prorated if the participant has fewer than 10 years of benefit service) of base salary and incentive pay when added together with benefits provided through Social Security, the Company's non-contributory defined benefit plan (terminated in 2009), and employer contributions to the 401(k) Savings Plan.  A participant's employee contributions to the 401(k) Savings Plan are not taken into account in determining the 70% target and thus will increase the total retirement benefits available to the participant.

The Company adopted this plan to provide consistent retirement benefits as a percent of final compensation for individuals whose retirement compensation under any qualified retirement plan sponsored by the Company or the Bank is limited by maximums imposed on these plans by law.  Employees eligible to participate in the Executive SERP during 2017 included Messrs. Bogan and York and any individuals designated by the Board of Directors as plan participants. Subject to certain specified forfeiture events (termination of employment for cause, pre-change-in-control competition, or unauthorized disclosure of confidential information), an eligible employee will have a vested and non-forfeitable right in supplemental retirement benefits under the Executive SERP upon the first of the following events to occur while he is an active participant in the Executive SERP: (i) the participant meets the age and service requirements for early retirement under the Executive SERP (60 years of age with 10 years of vesting service); (ii) the participant reaches normal retirement date (65 years of age); (iii) the participant retires on a disability retirement date (first day of the month following the date participant retires as a result of a disability); or (iv) a change in control of the Company or the Bank.

Supplemental retirement benefits are payable under the Executive SERP for 180 months (15 years), with the amount payable reduced actuarially in the event payment begins before the participant reaches the normal retirement date. If the participant dies before receiving monthly payments for 180 months, the remaining monthly benefits will be paid to the participant's beneficiary until the Executive SERP has made a total of 180 monthly payments. In addition, the Executive SERP provides a pre-retirement death benefit payable for 15 years to the participant's beneficiary, with the amount payable reduced actuarially in the event payment begins before the participant reaches the normal retirement date.

Mr. Bogan has not met the vesting requirements for the plan.  Based on contribution rates and plan provisions and assumptions in effect on January 1, 2017, with retirement at age 65, the estimated monthly retirement benefit for Mr. Bogan under the Executive SERP is $1,212.  Mr. York forfeited his benefit under the Executive SERP upon his resignation effective August 18, 2017.

On September 21, 2016 and November 2, 2016, the Company entered into participation agreements with Messrs. Bogan and York, respectively, relating to the Executive SERP.

On January 19, 2017, the Company entered into a Supplemental Executive Retirement Plan agreement with Ms. Headly.  Supplemental retirement benefits are payable under this plan for 15 years with the amount payable accruing after each year of service.  At the end of 2017, Ms. Headly will have a 25% vested annual benefit of $2,500.  Each year after 2017 the annual vested benefit increases 25% or $2,500 until attainment of age 65, when she will be fully vested with an annual benefit of $10,000.

Employment Agreement With Chief Executive Officer.  On June 6, 2016, we entered into an employment agreement with Mr. Bogan effective February 18, 2016 with an initial term until December 31, 2019.  The Board determined that an employment agreement with Mr. Bogan was appropriate because it clarifies the terms of his employment and ensures the Company and the Bank are protected by non-compete, non-solicitation and confidentiality provisions in the event Mr. Bogan ceases employment.  In addition, the Board believes an employment agreement is necessary to attract and retain a qualified Chief Executive Officer in our industry.  On December 31, 2017 and on each December 31st thereafter, the term of the employment agreement will automatically be extended for an additional year so as to terminate three years from each renewal date, unless the Company notifies Mr. Bogan in writing prior to the renewal date.

Under the agreement, Mr. Bogan serves as the Chief Executive Officer of the Company and the Bank at an annual base salary of not less than $310,000 per year.  The base salary may be increased or decreased in the sole discretion of the Committee or the Board of Directors of the Company, but not below the minimum amount of $310,000. The agreement also provides that Mr. Bogan is eligible to participate in the Company's short term and long term incentive plans, with targeted performance levels for the Company to be established by the Committee or the Board.  Any incentive-based compensation or award to which Mr. Bogan is entitled is subject to clawback by the Company as required by applicable federal law. The agreement further provides that Mr. Bogan is eligible to participate in any employee benefit plans that are provided for executive management, including group medical, disability and life insurance, paid time off and retirement.  More information regarding Mr. Bogan's employment agreement is provided under "Potential Payments Upon Termination or Change in Control".

Employment Agreement With Former Chief Operating Officer.  On August 18, 2016, we entered into an employment agreement with Mr. York effective June 29, 2016 with an initial term until December 31, 2018.  Under the agreement, Mr. York served as the Chief Operating Officer of the Company and the Bank at an annual base salary of not less than $225,000 per year.  The agreement provided that Mr. York was eligible to participate in the short term and long term incentive plans, with targeted performance levels for the Company established by the Committee or the Board.  Any incentive-based compensation or award to which Mr. York was entitled is subject to clawback by the Company as required by applicable federal law.  The agreement further provided that Mr. York was eligible to participate in any employee benefit plans that were provided for senior management, including group medical, disability and life insurance, paid time off and retirement.

Employment Agreement With Chief Financial Officer.  On February 8, 2017, we entered into an employment agreement with Ms. Headly effective February 8, 2017 with an initial term until December 31, 2019.  The Board determined that an employment agreement with Ms. Headly was appropriate because it clarifies the terms of her employment and ensures the Company and the Bank are protected by non-compete, non-solicitation and confidentiality provisions in the event Ms. Headly ceases employment.  In addition, the Board believes an employment agreement is necessary to attract and retain a qualified Chief Financial Officer in our industry.  On December 31, 2017 and on each December 31st thereafter, the term of the employment agreement will automatically be extended for an additional year so as to terminate two years from each renewal date, unless the Company notifies Ms. Headly in writing prior to the renewal date.

Under the agreement, Ms. Headly serves as the Chief Financial Officer of the Company and the Bank at an annual base salary of not less than $160,000 per year.  The base salary may be increased or decreased in the sole discretion of the Committee or the Board of Directors of the Company, but not below the minimum amount of $160,000.  The agreement also provides that Ms. Headly is eligible to participate in the short term and long term incentive plans, with targeted performance levels for the Company to be established by the Committee or the Board.  Any incentive-based compensation or award to which Ms. Headly is entitled is subject to clawback by the Company as required by applicable federal law.  The agreement further provides that Ms. Headly is eligible to participate in any employee benefit plans that are provided for senior management, including group medical, disability and life insurance, paid time off and retirement.  More information regarding Ms. Headly's employment agreement is provided under "Potential Payments Upon Termination or Change in Control".

Summary Compensation Table

The following table summarizes the total compensation of the Company's Chief Executive Officer, former Chief Operating Officer, and Chief Financial Officer for the years ended December 31, 2017 and 2016.  The Company did not have any other executive officers during 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Marc J. Bogan President & Chief Executive Officer	2017	310,000	108,500	123,588	65,440	70,264(4)	677,792
	2016	256,489	108,486	33,882	43,664	83,502	526,023

T. Michael York(5) Executive Vice President & Chief Operating Officer	2017	152,596	56,245	—	(20,551)	27,932(6)	216,222
	2016	104,375	56,240	10,852	20,551	73,435	265,453

Christine E. Headly Executive Vice President & Chief Financial Officer	2017	160,000	40,005	46,960	26,280	15,528(7)	288,773
	2016	131,067	13,336	9,055	—	12,680	166,138

(1)
The amounts in this column represent the grant date fair value of equity awards in the year granted, in accordance with FASB ASC Topic 718.  For 2017, the granted awards include time vested restricted stock and performance vested restricted stock units.  Performance-based awards in the above table assume the probable outcome of performance conditions is equal to the target potential value of the awards.  The assumptions made in the valuation of the restricted stock awards are set forth in Note 12 to the Company's audited financial statements for the fiscal year ended December 31, 2017 included in the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2018.

(2)	The amounts in this column for 2017 represent the amount of cash incentive compensation earned for 2017.
(3)
The amounts in this column reflect the actuarial increase in the present value of the NEOs accumulated benefit under the Executive SERP, for Messrs. Bogan and York, and the Supplemental Executive Retirement Plan agreement, for Ms. Headly, determined using factors consistent with those used in the company's audited financial statements.

(4)
These amounts consist of: an automobile allowance of $11,400; club dues reimbursements of $150; moving expenses of $27,594; a 401(k) Savings Plan company match of $18,000; a 401(k) Savings Plan employer contribution of $10,340; and $2,780 in cumulative dividends Mr. Bogan received during 2017 on his restricted stock.

(5)	Mr. York resigned effective August 18, 2017.
(6)
These amounts consist of: earned but unused vacation time of $12,548; a 401(k) Savings Plan company match of $9,023; a 401(k) Savings Plan employer contribution of $5,292; and $1,070 in cumulative dividends Mr. York received during 2017 on his restricted stock.

(7)
These amounts consist of: a health and welfare benefit of $200; a 401(k) Savings Plan company match of $9,625; a 401(k) Savings Plan employer contribution of $5,084; and $619 in cumulative dividends Ms. Headly received during 2017 on her restricted stock.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table includes certain information with respect to the value of all previously awarded unvested restricted stock awards held by the NEOs at December 31, 2017.  None of the NEOs own any unexercised options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Marc J. Bogan	3,100(2)	67,890	3,100(3)	67,890
	3,466(4)	75,905	3,466(5)	75,905

T. Michael York	—(6)	—	—(6)	—
	—(6)	—	—(6)	—

Christine E. Headly	1,143(2)	25,032	1,143(3)	25,032
	433(7)	9,483	433(8)	9,483

(1)	The amounts in this column represent the number of shares of restricted stock held multiplied by the closing price of the Company's common stock of $21.90 per share on December 31, 2017.
(2)	These shares of restricted stock were awarded on February 16, 2017 under the Stock Incentive Plan and vest in full on the third anniversary of the grant date.
(3)
These restricted stock units were awarded on February 16, 2017 under the Stock Incentive Plan and will be earned on December 31, 2019 contingent on actual performance of predefined measures.  Each restricted stock unit is equivalent to one share of Company common stock.

(4)	These shares of restricted stock were awarded on March 31, 2016 under the Stock Incentive Plan and vest in full on the third anniversary of the grant date.
(5)
These restricted stock units were awarded on March 31, 2016 under the Stock Incentive Plan and will be earned on December 31, 2018 contingent on actual performance of predefined measures.  Each restricted stock unit is equivalent to one share of Company common stock.

(6)	All shares of restricted stock and restricted stock units awarded to Mr. York were automatically forfeited upon his resignation, effective August 18, 2017.
(7)	These shares of restricted stock were awarded on November 17, 2016 under the Stock Incentive Plan and vest in full on the third anniversary of the grant date.
(8)
These restricted stock units were awarded on November 17, 2016 under the Stock Incentive Plan and will be earned on December 31, 2018 contingent on actual performance of predefined measures.  Each restricted stock unit is equivalent to one share of Company common stock.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to the NEOs upon certain termination events or upon a change in control of the Company.

Employment Agreement with Mr. Bogan.  The Company and the Bank have entered into an employment agreement with Mr. Bogan.  In addition to the provisions described earlier under "Employment Agreement with Chief Executive Officer", the agreement provides that Mr. Bogan will be entitled to receive certain severance payments in the event of a termination of employment under certain circumstances.  If the Company terminates Mr. Bogan's employment without "cause" or Mr. Bogan terminates his employment with "good reason" (as such terms are defined in the agreement), in a non-change in control context, he will receive (i) any earned but unpaid incentive bonus with respect to any completed calendar year immediately preceding the date of termination, (ii) the product of the annual cash bonus paid or payable, including by reason or deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, and (iii) base salary in effect on the date of termination for a period of 24 months from the date of termination.  In addition, if he elects coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), Mr. Bogan will be entitled to a reimbursement of the difference between the monthly COBRA premium amount paid by Mr. Bogan for him and his eligible dependents and the monthly premium paid by the Company for similarly situated active employees, provided that such benefits will not extend beyond the 18-month period permitted by COBRA.

If Mr. Bogan's employment ends due to death prior to a "change in control" of the Company (as such term is defined in the agreement), the Company will continue to pay his base salary for three months following the month of his death to his designated beneficiary.  If Mr. Bogan's employment ends due to his termination by the Company for cause, or if he resigns his position without good reason or, prior to a change in control of the Company, he is terminated as a result of his incapacity, he would not be entitled to any additional compensation, bonus or benefits under the agreement.
If Mr. Bogan's employment is terminated by him for good reason or by the Company on account of its failure to renew the agreement or without cause (other than on account of his death or incapacity), in each case within 36 months following a change in control of the Company, he is entitled to receive the following payments and benefits, provided he signs a release in favor of the Company: (i) the sum of (a) any accrued but unpaid base salary, unreimbursed expenses and such employee benefits (including equity compensation) to which he is entitled, (b) the amount, if any, of any earned but unpaid incentive or bonus compensation with respect to any completed calendar year immediately preceding the date of termination, (c) the product of the annual cash bonus paid or payable for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, and (d) any benefits or awards (including cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not been paid; (ii) a lump sum payment amount equal to 2.99 times the total of (a) his base salary in effect at the date of termination plus (b) the highest annual cash bonus paid or payable for the two most recently completed years; and (iii) reimbursement of the difference between the monthly COBRA premium amount paid by Mr. Bogan for him and his eligible dependents and the monthly premium paid by the Company for similarly situated active employees, provided that such benefits will not extend beyond the 18-month period permitted by COBRA.

Mr. Bogan will be subject to two-year noncompetition restriction and a two-year nonsolicitation restriction following the termination of his employment for any reason.

Employment Agreement with Ms. Headly.  The Company and the Bank have entered into an employment agreement with Ms. Headly.  In addition to the provisions described earlier under "Employment Agreement with Chief Financial Officer", the agreement provides that Ms. Headly will be entitled to receive certain severance payments in the event of a termination of employment under certain circumstances.  Ms. Headly's employment agreement contains substantially similar terms as the employment agreement for Mr. Bogan with respect to severance payments in the event of a termination of employment, except that in the event Ms. Headly's employment is terminated by her for good reason or by the Company on account of its failure to renew the agreement or without cause (other than on account of her death or incapacity), in each case within 36 months following a change in control of the Company, her lump sum payment amount is equal to 1.99 times the total of (i) her base salary in effect at the date of termination plus (ii) the highest annual cash bonus paid or payable for the two most recently completed years.

Ms. Headly will be subject to two-year noncompetition restriction and a two-year nonsolicitation restriction following the termination of her employment for any reason.

Equity Awards.  Our restricted stock grants normally vest on the third anniversary of the date of grant, if the conditions with respect to the grants are met.  In addition to any equity vesting provisions contained in the employment agreements we have with our NEOs, under the terms of their restricted stock agreements, early vesting of their restricted stock occurs upon any of the following events (as defined in the Stock Incentive Plan): (i) the occurrence of a "change in control", (ii) the executive's death while an employee, (iii) the executive's "disability" while an employee, (iv) the executive's "retirement", or (v) the termination of the executive's employment by the Company or a subsidiary other than for "just cause" or "cause" under circumstances where the plan committee provides for special vesting rules or restrictions and waives the otherwise applicable automatic forfeiture on cessation of employment.

Executive SERP. The benefits payable to (i) Mr. Bogan under the Executive SERP and (ii) Ms. Headly under her Supplemental Executive Retirement Plan Agreement upon termination are described under "Supplemental Executive Retirement Plan".

The following table shows the estimated payments for the NEOs upon the described termination events or upon a change in control of the Company, based on following assumptions:

•	The table assumes each termination event or the change in control occurred on December 31, 2017, and assumes a stock price of $21.90, which was the Company's closing stock price on December 31, 2017.
•	The amounts reflected in the following table are estimates, as the actual amounts to be paid to the NEO can only be determined at the time of termination or change in control.
•	In any case where a choice of payment is permitted, the table assumes all amounts were paid in a lump sum.
•
Except as noted in the table below, at termination, an NEO is entitled to receive all amounts accrued and vested under our 401(k) Savings Plan according to the same terms as other employees participating in those plans, whose benefits are not shown in the table below.

•
The NEO is entitled to receive amounts earned during the term of employment regardless of the manner in which the NEO's employment is terminated.  These amounts include base salary, unused vacation pay, and vested stock or option awards.  These amounts are not shown in the table below.

•
Except as provided in their employment agreements, the NEO generally must be employed by the Company or the Bank on December 31, 2017 in order to receive any cash award under the Management Incentive Plan for 2017.  In the event a termination occurs on an earlier date, the Committee has the discretion to award the employee an annual cash incentive under the plan.  Discretionary annual cash compensation payments would not typically be awarded in the event of termination by the Company for cause or termination by the NEOs without good reason.

Upon Mr. York's resignation from the Company on August 18, 2017, his employment agreement was  terminated.  Accordingly, the Company has no financial obligation to Mr. York as of December 31, 2017 in connection with a termination of employment with or without a change in control of the Company.

	Termination with no Change in Control							Termination with Change in Control
Benefits & Payments Upon Term-ination	Death	Dis-ability(1)	Term-ination without Cause or Resigna-tion for Good Reason		Term-ination for Cause or Resigna-tion without Good Reason	Retire-ment	Change in Control with or without Term-ination(2)	Death	Dis-ability	Term-ination without Cause or Resigna-tion for Good Reason(3)		Term-ination for Cause or Resigna-tion without Good Reason	Resigna-tion for Other than Good Reason including Retire-ment
Marc J. Bogan, President & Chief Executive Officer
Compensation:
Base Salary	$77,500	$—	$—		$—	$—	$—	$—	$—	$—		$—	$—
Long-Term Incentive:
Restricted Stock Vesting	287,591	287,591	287,591		—	287,591	287,591	—	—	—		—	—
Benefits & Perquisites:
Severance:
Base Salary Continua-tion	—	—	620,000		—	—	—	—	—	1,296,428		—	—
Bonus Continua-tion	123,588	123,588	123,588		—	123,588	—	123,588	123,588	123,588		—	123,588
Health & Welfare Coverage	—	—	205	(4)	—	—	—	—	—	205	(4)	—	—
Long-Term Disability	—	195	—		—	—	—	—	195	—		—	—
Paid Time Off	29,808	29,808	29,808		29,808	29,808	—	29,808	29,808	29,808		29,808	29,808
SERP	—	—	—		—	—	—	619,344	619,344	619,344		—	619,344
Total Value	$518,487	$441,182	$1,061,192		$29,808	$440,987	$287,591	$772,740	$772,935	$2,069,373		$29,808	$772,740

Christine E. Headly, Executive Vice President & Chief Financial Officer
Compensation:
Base Salary	$40,000	$—	$—		$—	$—	$—	$—	$—	$—		$—	$—
Long-Term Incentive:
Restricted Stock Vesting	69,029	69,029	69,029		—	69,029	69,029	—	—	—		—	—
Benefits & Perquisites:
Severance:
Base Salary Continua-tion	—	—	320,000		—	—	—	—	—	411,850		—	—
Bonus Continua-tion	46,960	46,960	46,960		—	46,960	—	46,960	46,960	46,960		—	46,960
Health & Welfare Coverage	—	—	1,264	(4)	—	—	—	—	—	1,264	(4)	—	—
Long-Term Disability	—	35	—		—	—	—	—	35	—		—	—
Paid Time Off	15,385	15,385	15,385		15,385	15,385	—	15,385	15,385	15,385		15,385	15,385
SERP	—	—	—		—	—	—	80,369	80,369	80,369		—	80,369
Total Value	$171,374	$131,409	$452,638		$15,385	$131,374	$69,029	$142,714	$142,749	$555,828		$15,385	$142,714

(1)	Assumes disability continues through retirement age (65).
(2)	These benefits are received upon a change in control whether or not the NEO is terminated in connection with the change in control.
(3)	These amounts may be reduced in order to avoid excess parachute payments under Section 280G of the Internal Revenue Code, in accordance with the executive's agreement.
(4)	Represents the difference between the NEO's premium payments and the Company's premium payments for continued health and welfare coverage.

RELATED PARTY TRANSACTIONS
Pursuant to our Code of Business Conduct and Ethics, all directors (including our NEOs) are prohibited from being a consultant to (excluding an attorney), a director, officer, or employee of, or otherwise operate, another bank or financial institution that markets products or services in competition with the Bank.  Our Chief Executive Officer implements our Code of Business Conduct and Ethics and is responsible for overseeing compliance with the Code of Business Conduct and Ethics.

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with executive officers, directors, their immediate families and affiliated companies in which they are principal shareholders.  Such loans were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.  At December 31, 2017, these loans amounted to approximately $2.9 million in the aggregate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the most recent practicable date, the number and percentage of shares of Company common stock beneficially held by persons known by the Company to be the owners of more than five percent (5%) of the Company's common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	294,000(1)	7.81%
(1)
Based on a Schedule 13G/A filed with the SEC on January 22, 2018 by Royce & Associates, LLC ("Royce"), stating that as of December 31, 2017, Royce was the beneficial owner of 294,000 shares of Company common stock and had sole voting power and sole investment power with respect to all 294,000 shares.

In January 2009, the Board approved a Stock Ownership Policy which requires all directors to acquire (prior to the later of November 20, 2013 or within five years of becoming a director), and retain a minimum of 5,000 shares of the Company's common stock. The policy requires that within five years of being named executive officers, the Chief Executive Officer must retain a minimum of 25,000 shares and other NEOs must retain a minimum of 15,000 shares of common stock.
The following table sets forth, as of March 9, 2018,  the number and percentage of shares of Company common stock held by each director and nominee for director of the Company, each of the NEOs other than Mr. York, and all directors and executive officers of the Company as a group.  The business address of each beneficial owner named in the following table is c/o Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia 20186.

Name of Beneficial Owner(s)	Amount and Nature of Beneficial Ownership	Percent of Class
John B. Adams, Jr.	24,245	*
Marc J. Bogan	9,635	*
Kevin T. Carter	2,943	*
Donna D. Flory	3,764(1)	*
Randolph D. Frostick	7,638	*
Christine E. Headly	4,863(2)	*
Jay B. Keyser	8,398(3)	*
Randolph T. Minter	38,793	1.03%
Brian S. Montgomery	39,659(4)	1.05%
P. Kurtis Rodgers	11,007	*
Sterling T. Strange, III	7,047	*

All directors and executive officers as a group (11 persons)	157,992	4.19%

* Percentage ownership is less than one percent (1.00%) of the outstanding shares of common stock.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.  All shares of common stock indicated in the above table are subject to the sole investment and voting power of the identified director or officer, except as otherwise set forth in the footnotes below, except that shares of restricted stock over which the individual has sole voting power but does not have investment power until transferability restrictions have lapsed, are not specifically identified.

(1)	Includes 2,021 shares held jointly with spouse, over which Ms. Flory shares voting and investment power.
(2)	Includes 500 shares held jointly with spouse, over which Ms. Headly shares voting and investment power.
(3)	Includes 6,300 shares held in the Jay B. Keyser Revocable Trust, over which Mr. Keyser shares voting and investment power, with spouse.
(4)	Includes 10,376 shares held jointly with spouse, over which Mr. Montgomery shares voting and investment power.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls.  The Committee's responsibilities include providing for effective external audits of all corporate subsidiaries by a suitable independent registered public accounting firm, providing for an effective and efficient internal audit program to serve all subsidiaries in an examining and advisory capacity, assisting the Board of Directors in fulfilling its fiduciary responsibilities for financial reporting and internal accounting and operations controls, and to act as an agent for the Board of Directors to help ensure the independence of internal and external auditors, the integrity of  management, and the  adequacy of disclosure to shareholders.

The Company's management is responsible for preparing the Company's financial statements.  The Company's independent registered public accounting firm, Brown, Edwards & Company, L.L.P. ("Brown Edwards") is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.  An audit of internal control over financial reporting is not required.  As such, Brown Edwards has not performed an audit of and will not express an opinion on the internal control over financial reporting.  The Committee's responsibility is to monitor the Company's financial reporting process and report its findings to the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with the Company's management.  The Audit Committee has discussed with Brown Edwards the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board ("PCAOB").  The Audit Committee has received from Brown Edwards the written disclosures regarding the independent registered public accounting firm's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committee Concerning Independence, and has discussed with Brown Edwards its independence.  In that regard, the Audit Committee has considered whether the provision by Brown Edwards of certain limited permissible non-audit services in addition to its audit services, is compatible with maintaining that firm's independence and has determined that it is compatible.

Based on the review and discussions referred to above, the Audit Committee recommended to, and the Board of Directors approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

The four members of the Audit Committee are independent as defined by the Nasdaq listing standards and applicable SEC regulations.
Audit Committee:
Jay B. Keyser, Chairman
John B. Adams, Jr.
P. Kurtis Rodgers
Sterling T. Strange, III

PRINCIPAL ACCOUNTANT FEES

The Company's independent registered public accounting firm, Brown Edwards, billed the following fees for services provided to the Company for the year ended December 31, 2017.  The Company's previous independent registered public accounting firm, Smith Elliott Kearns & Company, LLC, billed the following fees for services provided to the Company for the year ended December 31, 2016.

	Year Ended December 31,
	2016	2017
Audit fees	$75,401	$80,059
Audit-related fees(1)	16,351	13,941
Tax fees	—	—
All other fees(2)	—	—
Total	$91,752	$94,000

(1)
Audit-related fees for 2016 and 2017, for both firms, consist of fees billed for the annual ERISA audits of the Company's benefit plans; annual audits of the Federal Family Education Loan Program and review of press releases.

(2)	Consultations related to various accounting and reporting matters.
The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of Brown Edwards, the Company's independent registered public accounting firm during 2017.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 22, 2017, the Audit Committee approved the selection of Brown Edwards to serve as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2017.  The selection of Brown Edwards was effective March 27, 2017.  On March 22, 2017, the Company notified Smith Elliott Kearns & Company, LLC ("Smith Elliott") that it had been dismissed as the Company's independent registered public accounting firm effective March 27, 2017. The decision to change the Company's independent registered public accounting firm was approved by the Company's Audit Committee.

Smith Elliott performed audits of the consolidated financial statements of the Company for the years ended December 31, 2016 and 2015.  The audit reports of Smith Elliott on the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the two fiscal years ended December 31, 2016 and 2015 and from January 1, 2017 through March 27, 2017, (i) there were no disagreements with Smith Elliott on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures that, if not resolved to Smith Elliott's satisfaction, would have caused Smith Elliott to make reference in connection to their opinion to the subject matter of the disagreement and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC.

During the two most recent fiscal years ended December 31, 2016 and 2015 and from January 1, 2017 through March 27, 2017, neither the Company nor anyone on its behalf consulted Brown Edwards  regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided to the Company that Brown Edwards concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.  During the two most recent fiscal years ended December 31, 2016 and 2015 and from January 1, 2017 through March 27, 2017, neither the Company nor anyone on its behalf consulted Brown Edwards regarding any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

PRE-APPROVAL POLICIES

Pursuant to the terms of the Company's Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company's independent registered public accounting firm.  The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the Company's independent registered public accounting firm in order to assure that the provisions of such services does not impair the accountants' independence.  The Audit Committee has delegated interim pre-approval authority to Mr. Keyser, Chairman of the Audit Committee.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

PROPOSAL TWO:  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As part of implementing the "say on pay" requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, pursuant to applicable rules, the SEC requires a separate and non-binding shareholder vote to approve the compensation of the named executive officers in the proxy statement.  This proposal, commonly known as a "say on pay" proposal, gives shareholders the opportunity to endorse or not endorse a company's executive pay program. At the Company's 2013 Annual Meeting, the shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every year. Accordingly, shareholders of the Company are being asked to approve the following resolution:

"RESOLVED, that the shareholders of Fauquier Bankshares Inc. approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in the Executive Compensation section, the accompanying compensation tables and the related narrative disclosure in this proxy statement."

As stated above, this is an advisory vote only.  Approval of the proposed resolution requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

The Company believes its compensation policies and procedures are strongly aligned with the long term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board of Directors.  However, the Compensation and Benefits Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote "FOR" the approval of the above resolution and "FOR" Proposal Two.

PROPOSAL THREE:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, under Rule 10A-3 of the Exchange Act and the committee's charter, has the sole authority to appoint or replace the Company's independent registered public accounting firm. The Audit Committee has appointed Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2018.  The Audit Committee seeks shareholder ratification of this appointment.   A representative from Brown Edwards is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions of the shareholders.

The Audit Committee and the Board of Directors recommends that the shareholders vote "FOR" ratifying the selection of Brown Edwards for the purposes set forth above.  A majority of the votes cast is required for the ratification of Brown Edwards for such purposes.  The Company has been advised by Brown Edwards that the firm did not have any direct financial interest or any material indirect financial interest in the Company or the Bank in 2017.

If the shareholders do not ratify the appointment of Brown Edwards, the Audit Committee will reconsider whether to retain Brown Edwards and may proceed, in its sole discretion, with the retention of Brown Edwards if it deems such retention to be in the best interest of the Company and its shareholders. If the appointment of Brown Edwards as the Company's independent registered public accounting firm is ratified, the Audit Committee may, in its sole discretion, change the appointment at any time during the year should it determine such a change would be in the best interest of the Company and its shareholders.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of the Annual Meeting, proxy material and proxy card, as well as the Company's Annual Report on Form 10-K for the year ended December 31, 2017, are available at: http://investor.tfb.bank/docs.

ADDITIONAL INFORMATION

Annual Report on Form 10-K. Financial statements of the Company are contained in the Form 10-K for the year ended December 31, 2017, which accompanies this proxy statement.  Upon written request sent to Fauquier Bankshares, Inc., c/o Secretary, 10 Courthouse Square, Warrenton, Virginia  20186, the Company will provide, at no cost to the shareholder, a copy of the Company's 2017 Form 10-K for the year ended December 31, 2017, including the financial statements, as filed with the SEC.

"Householding" of Proxy Materials. In order to reduce the volume of duplicate information received at your household and to help us reduce costs, we will send only a single proxy statement and Form 10-K to a household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This practice is known as "householding" and stems from rules adopted by the SEC. Shareholders at a shared address will be subject to householding only if they have previously received a notice from us concerning the practice and we have not received instructions to the contrary from a shareholder at that address. Each shareholder subject to householding will continue to receive a separate proxy card.

If your household receives a single proxy statement and 2017 Form 10-K, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address:  Fauquier Bankshares, Inc., Attn:  Investor Relations, 10 Courthouse Square, Warrenton, VA  20186 or call 1-800-638-3798 or 540-347-6751.

If you are a registered shareholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner as mentioned above. If you are a "street name" shareholder, you may request householding by contacting your broker or other nominee holder of record directly.

PROPOSALS FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

In order for a shareholder proposal to be included in the proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than December 14, 2018. Any such proposal received at the Company's principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

The deadline for submitting shareholder proposals (other than director nominations by shareholders) to be presented at the 2019 Annual Meeting of Shareholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is February 27, 2019. Any such proposal received by the Company's principal executive offices after such date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting.  Granting a proxy, however, confers on the persons named as proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof, including whether or not to adjourn the Annual Meeting.

RETURN OF PROXIES
Whether or not you expect to attend the Annual Meeting, please submit your proxy by telephone, the Internet or mail as promptly as possible to assure representation of your shares and help assure a quorum for the Annual Meeting. For additional instructions on voting by telephone or the Internet, please refer to your proxy card or voting instruction form provided to you by your broker or other nominee.  To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. You may revoke your proxy at any time prior to its exercise.

Fauquier Bankshares, Inc.

By Order of the Board of Directors

/s/ John B. Adams, Jr.
John B. Adams, Jr.
Warrenton, Virginia	Chairman
April 13, 2018

FAUQUIER BANKSHARES, INC.
10 COURTHOUSE SQUARE
WARRENTON, VA 20186

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/14/2018 for shares held directly and by 11:59 P.M. ET on 05/10/2018 for shares held in the Company's Employee Stock Purchase Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/14/2018 for shares held directly and by 11:59 P.M. ET on 05/10/2018 for shares held in the Company's Employee Stock Purchase Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01. John B. Adams, Jr. 02. Randolph D. Frostick 03. Jay B. Keyser

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory (non-binding) vote on executive compensation.	☐	☐	☐
3. The ratification of the selection of Brown, Edwards & Company, L.L.P. as the Company's independent registered public accounting firm for 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000375125_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2017 Annual Report on Form 10-K are available at www.proxyvote.com

REVOCABLE PROXY
FAUQUIER BANKSHARES, INC.
Annual Meeting of Shareholders
May 15, 2018 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Brian S. Montgomery, P. Kurtis Rodgers and Sterling T. Strange, III, and each or any of them (with full power of substitution and to act without the others), to act as proxy for the undersigned, and to represent and vote all shares of Common Stock of Fauquier Bankshares, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on May 15, 2018, at 9:30 a.m. Eastern Time, at the Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia, and at any adjournments or postponements thereof, as set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2 and 3, and, in the proxies' discretion, on any other matters coming before the meeting or any adjournments or postponements thereof.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked on the other side.)

0000375125_2 R1.0.1.17